Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SCIENCE STRATEGIC ACQUISITION CORP. ALPHA

Science Strategic Acquisition Corp. Alpha (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.            The name of the Corporation is Science Strategic Acquisition Corp. Alpha.

2.            The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 22, 2020. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 25, 2021 (as amended, the “Amended and Restated Certificate of Incorporation”).

3.            This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation.

4.            This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of Common Stock at a meeting of stockholders in accordance with ARTICLE IX of the Amended and Restated Certificate of Incorporation and the provisions of Section 242 of the DGCL. The approval of this Amendment to the Amended and Restated Certificate of Incorporation is intended to constitute the adoption of a plan of complete liquidation of the Corporation for U.S. federal income tax purposes unless otherwise required by applicable law.

5.            The text of Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 8, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of Offering Shares (as defined below) in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate (A) to modify the substance or timing of the Corporation’s obligation to allow redemptions in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by December 12, 2022 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7) and (iii) the redemption of Offering Shares if the Corporation has not consummated an initial Business Combination by December 12, 2022. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are SSAC Alpha Sponsor, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.””

6.            The text of Section 9.2(d) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination by December 12, 2022 or such later time as a result of a stockholder vote to amend this Amended and Restated Certificate, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

7.            The text of Section 9.7 of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Section 9.7   Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by December 12, 2022 or with respect to any other provision of this Amended and Restated Certificate relating to stockholder’s rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is not subject to the Redemption Limitation.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 9th day of December, 2022.

/s/ Michael Jones
Michael Jones
Chief Executive Officer and Chairman of the Board of Directors